AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 20th day of December, 2010 and effective as of the 1st day of January, 2011 (the “Effective Date”), by and between Epoch Holding Corporation (the “Company”) and William W. Priest (“Executive”). Where the context permits, references to the “Employer” shall include the Company and any successor entities thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 9 herein.

WITNESSETH:

WHEREAS, Executive has been a founder and key contributor to the business of the Company and has served as the Chief Executive Officer since June 18, 2004;

WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of November 28, 2007 (the “Existing Agreement”);

WHEREAS, the Company desires to continue to retain the services of Executive from and after the date hereof and to amend and restate the Existing Agreement as set forth herein; and

WHEREAS, Executive desires to continue to provide such services subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           SERVICES AND DUTIES.  From and after the Effective Date through the Initial Term and any Renewal Term each as defined in Section 2 (collectively the “Employment Period”), Executive shall be employed by the Company in the capacity of its Chief Executive Officer, and shall serve as a Director of the Board of Directors of the Company (the “Board”). The principal location of Executive’s employment with Employer shall be such present location at which Employer maintains its principal location, although Executive understands and agrees that Executive may also be required to travel for business reasons. Executive shall devote his full business time to overseeing the strategic and business affairs of the Company. Executive will perform such duties as are required by Employer from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s positions with Employer and with its Affiliates, as may be assigned to Executive from time to time by the Board consistent with the terms of this Agreement. Executive shall follow and comply with all policies and procedures and compliance manuals adopted by or in respect of Employer and its Affiliates, as may be applicable to Executive. Notwithstanding the foregoing, and other than with respect to board and/or outside positions held as of the date hereof, nothing herein shall prohibit Executive from (i) subject to prior approval of the Board, accepting directorships unrelated to Employer that do not give rise to any conflict of interests with Employer or its Affiliates and (ii) engaging in charitable and civic activities, so long as such outside interests do not materially interfere with the performance of Executive’s duties hereunder.

2.           TERM.  Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date. The term of this Agreement shall commence on the Effective Date and end on December 31, 2012 or immediately following such earlier time that Executive’s employment terminates under Section 5 (such period, the “Initial Term”); provided, however, on December 31, 2012 and on each second anniversary thereafter, the Employment Period shall automatically be extended for two (2) additional years (each, a “Renewal Term”) unless either party gives written notice to the other party not to extend this Agreement at least forty-five (45) days prior to the end of the Employment Period (in which event this Agreement shall terminate effective as of the close of such Term or Renewal Term, as the case may be).

3.           COMPENSATION.

(a)           Base Salary.  In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, Employer agrees to pay to Executive a minimum base salary in the amount of $375,000 per annum (the “Base Salary”), payable in such installments as Employer pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to the health, welfare and retirement programs in which Executive is enrolled from time to time. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board and adjusted at the sole discretion of the Compensation Committee of the Board; provided, however, in no event shall the Base Salary be reduced without Executive’s written approval.

(b)           Annual Bonus Incentive.  Executive shall be eligible for an annual bonus incentive (the “Annual Bonus Incentive” or “Bonus”) as determined by the Compensation Committee of the Board, from time to time, in accordance with Employer’s incentive compensation plan then in effect for each calendar year or portion thereof during the Employment Period, provided that Executive remains employed by Employer during such period. Any Bonus earned by Executive for any calendar year shall be paid in the manner set forth by the Compensation Committee of the Board, provided such payment shall be made no later than sixty-five (65) days following the conclusion of the calendar year to which such Bonus relates. Payment of the Bonus for each calendar year shall in all circumstances be contingent upon a certification of the Board that the determination, calculation and payment of the Bonus is correct. The criteria for determining the Annual Incentive Bonus shall be reviewed on an annual basis by the Compensation Committee of the Board and adjusted at the discretion of the Compensation Committee of the Board; provided, however, in no event shall the criteria for determining the Annual Incentive Bonus be less favorable than the criteria utilized for any other senior executive officer of the Company without the approval of at least a two-thirds majority of the Board.

(c)           Equity Awards.  Executive shall be eligible for restricted stock awards or other equity based compensation as determined by the Compensation Committee of the Board, from time to time, in accordance with Employer’s incentive compensation plan then in effect for each calendar year or portion thereof during the Employment Period.

(d)           Withholding.  All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to all applicable and customary withholding taxes and such other excise or employment taxes as are required under Federal law or the applicable law of any state or governmental body to be collected with respect to compensation paid by Employer to an employee.

(e)           Discretionary Retirement Award.  Should Executive elect to retire during the Employment Period, the Board may consider awarding to him a retirement bonus based on his performance during the Employment Period and such other factors relating to the business and operations of the Company as the Board may deem relevant.

4.           BENEFITS AND EXPENSE REIMBURSEMENT.

(a)           Retirement and Welfare Benefits.  During the Employment Period, Executive will be entitled to participate in the usual and customary employee benefit plans and programs offered to employees at Executive’s level by Employer or its Affiliates, including sick time, vacation or paid time off, and participation in Employer’s or Affiliates’ medical, dental and insurance programs, as well as the ability to participate in Employer’s or Affiliates’ 401(k) retirement savings plan, in each case in accordance with and subject to the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require Employer or its Affiliates, if applicable, to adopt or maintain any benefit plan or provide any type or level of benefits to its employees, including Executive. The Company shall continue to maintain those life insurance policies now in place with respect to which Executive is the named insured and to pay the premiums associated with such policies; provided, however, in no event shall Employer be required to maintain such policies if the premiums associated with such policies during any calendar year during the Employment Period increases, in the aggregate, more than twenty-five percent (25%) (the “Premium Threshold”) for such coverage period; provided, further, however, that Executive shall have the option to reimburse the Company for any premiums in excess of the Premium Threshold, in which case the Company shall continue to maintain such policies during the applicable Employment Period.

(b)           Reimbursement of Expenses.  Employer shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as Employer may from time to time adopt.

5.           TERMINATION.  Executive’s employment shall be terminated at the earliest to occur of the following: (i) at the end of the Employment Period unless Executive agrees to continue working for Employer on mutually agreeable terms, (ii) the date on which the Board delivers written notice that Executive is being terminated for Disability (as defined below), or (iii) the date of Executive’s death. In addition, Executive’s employment with Employer may be terminated: (A) by Employer for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (B) by Employer at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by Employer; or (C) by Executive with “Good Reason” (as defined below).

(a)           Termination by Employer with Cause.  If Executive’s employment with Employer is terminated by Employer with Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof), any accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”) and any Unpaid Bonus (as defined below).

(b)           Termination by Employer without Cause or by Executive with Good Reason.  If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason prior to the end of the Employment Period, then Executive shall be entitled to: (i) the Accrued Benefits and any earned and unpaid portion of an Annual Bonus Incentive for the calendar year prior to the calendar year of termination (the “Unpaid Bonus”); (ii) a lump sum separation payment equal to one (1) times the annual Base Salary plus one (1) times the Average Bonus (as defined below); and (iii) the Annual Bonus Incentive determined for the full calendar year based solely upon the operations and investment performance of the Company for the twelve (12) month period through and including the end of the calendar quarter in which Executive’s employment is terminated hereunder multiplied by a fraction, the numerator of which is the number of months (including the month of termination) during the then current calendar year that Executive was employed under this Agreement and the denominator of which is twelve (12) (the “Pro-Rata Annual Bonus Incentive”).  “Average Bonus” means the three-calendar year average (or such lesser period during the Employment Period, if applicable) of the Annual Bonus Incentive.

(c)           Voluntary Resignation, Death or Disability.  If Executive’s employment is terminated voluntarily by Executive or by reason of Executive’s death or Disability prior to the end of the Employment Period, in lieu of any other payments or benefits, Executive (or Executive’s estate, as applicable) shall be entitled to (i) the Accrued Benefits and any Unpaid Bonus; (ii) a lump sum payment equal to the remaining Base Salary payable through the end of the calendar year of termination (assuming Executive’s employment had continued through such date); and (iii) the Pro-Rata Annual Bonus Incentive, but which shall be determined based upon an interpolation of full calendar year results for the calendar year of termination based solely upon the operations and investment performance of the Company for the twelve (12) month period through and including the end of the calendar quarter in which Executive’s employment is terminated hereunder.

(d)           Termination in Connection with a Change in Control.  If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, in each case within the twelve-month period following the occurrence of a Change in Control, then in lieu of any other payments set forth in this Section 5, Executive shall be entitled to: (i) the Accrued Benefits and any Unpaid Bonus; (ii) a lump sum separation payment equal to two (2) times the annual Base Salary plus two (2) times the Average Bonus; and (iii) a pro-rata Annual Bonus Incentive for the calendar year of termination.

(e)           Resignation as Officer or Director.  Upon the termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of Employer or any of its Subsidiaries or Affiliates.

(f)           Release and Payment.  All payments to Executive provided for in this Section 5 shall be conditioned upon Executive’s (or Executive’s estate, as applicable) providing Employer with a signed release limited in scope to employment related claims in a form acceptable to the Board, and such release becoming irrevocable within forty-five (45) days after termination of Executive’s employment.  All such payments provided for in this Section 5 shall be made to Executive in cash within sixty (60) days of his death or other termination of employment; provided, however, that  if such sixty (60) day period begins in one  calendar year and ends in another calendar year, payment should not be made until the beginning of the calendar year in which the sixty (60) day period ends.

6.           RESTRICTIVE COVENANTS.

(a)           The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply (i) during his employment under this Agreement and during any period of employment by Employer or any controlled Affiliate following the termination of this Agreement or the expiration of the Term or any Renewal Term of this Agreement, and (ii), as provided in Exhibit A hereto, during the Non-Compete Period or any additional periods specified following termination of his employment with Employer and by any controlled Affiliate which may have employed him.

(b)           Executive hereby acknowledges that the provisions of Exhibit A hereto are reasonable and necessary for the protection of Employer and its Affiliates (the “Other Parties”) and are not unduly burdensome to Executive and that Executive acknowledges such obligations under such covenants. Executive further acknowledges that the Other Parties will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Other Parties may be entitled, including claims for damages, the Other Parties shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Executive from an actual or threatened breach of such covenants.

(c)           Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed or otherwise interpreted to limit or otherwise supersede any of the terms and conditions set forth in the Stockholders Agreement, including without limitation the restrictions set forth therein with respect to “Harmful Activity”(as such term is defined in the Stockholders Agreement).

7.           ASSIGNMENT.  This Agreement, and all of the terms and conditions hereof, shall bind Employer and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release Employer from any obligation to Executive hereunder. Neither this Agreement, nor any of Employer’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. Employer may assign the rights and obligations of Employer hereunder, in whole or in part, to any of Employer’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of Employer’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes, in an assumption agreement in form reasonably satisfactory to Executive, the obligations of Employer hereunder.

8.           REPRESENTATIONS AND WARRANTIES.

(a)           Executive hereby represents and warrants to the Company that Executive is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

(b)           The Company hereby represents and warrants to Executive that it has the due authorization and capacity to execute, deliver and satisfy its obligations to Executive under this Agreement, that all consents have been secured in connection with the execution, delivery and performance of this Agreement and that the execution, delivery and performance of this Agreement has been fully authorized and does not and shall not contravene or breach any instrument, agreement or document to which the Company or any Affiliate is a party.

9.           DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

(a)           “Affiliate” or “Affiliates” means with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person;

(b)           “Cause” means:

(i)           the willful engaging by Executive in illegal, fraudulent or unethical conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Employer or its Subsidiaries or Affiliates, (y) to the reputation of Executive, Employer or its Subsidiaries or Affiliates, or (z) to any of the Employer’s products or businesses; or

(ii)          conviction of a felony or guilty or nolo contendere plea by Executive with respect thereto; or

(iii)         a material breach by Executive of this Agreement (x) if such breach is curable (in the reasonable judgment of the Board) and is not cured within ten (10) business days following receipt of a notice of such breach or (y) if such breach is not curable (in the reasonable judgment of the Board); provided that Employer shall be required to provide notice under this sentence only one time during any calendar year in connection with any single category of events constituting Cause hereunder.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Employer (or its Affiliates, if applicable) or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by a vote of at least seventy-five percent (75%) of the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Cause shall not exist hereunder unless and until Employer has delivered to Executive, along with a notice of termination for Cause, a copy of a resolution duly adopted by the Board (excluding Executive if Executive is a member of the Board) at a meeting thereof called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) through (iii) has occurred and specifying the particulars thereof in detail.

(c)           “Change in Control” means an event described in Section 409A(a)(2)(A)(v) of the Code, and regulations promulgated thereunder.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one-hundred-eighty (180) days, whether or not continuous, during any continuous period of three-hundred-and-sixty-five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of Employer in a significant manner, periods greater than ninety (90) days, whether or not continuous, and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).

(f)           “Good Reason” means the occurrence of one of the following:

(i)           a material diminution or other material adverse change in Executive’s office, duties, salary, benefits or responsibilities made without Executive’s prior written consent;

(ii)          a material breach by the Employer of this Agreement; or

(iii)         a requirement by the Employer that Executive’s principal place of work be moved to a location more than fifty (50) miles away from its then current location.

Good Reason shall not exist hereunder unless Executive first provides sixty (60) days’ prior written notice to the Board which notice alleges the occurrence of one of the aforementioned events in specific detail. Notwithstanding the foregoing, however, Executive shall not have the ability to terminate this Agreement if the facts alleged in such written notice have been cured prior to the expiration of such sixty (60) day notice period.

(g)           “Non-Compete Period” means:

(h)           in all cases, the period consisting of the Initial Term and any Renewal Term then in effect; and

(i)           in the event of a termination of employment with Cause or by the Executive without Good Reason, the Non-Compete Period will be extended for an additional period consisting of the twelve (12) month period after the termination of Executive’s employment; and

(ii)          in the event of a termination of employment because of death or Disability, or in the event of a termination by Executive with Good Reason or by Employer without Cause (including in connection with the occurrence of a Change in Control), the period consisting of the Initial Term or Renewal Term then in effect (after giving effect to such termination).

(i)            “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental entity.

(j)            “Stockholders Agreement “ means that certain Stockholders Agreement dated June 2, 2004, by and among the Company, Executive and the other signatories thereto, as the same may be amended from time to time.

(k)           “Subsidiary” means a subsidiary of Employer (or other referenced entity, as the case may be) as defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

10.         COMPLIANCE WITH SECTION 409A.

(a)           General.  It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).  Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(b)           Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

(c)           Six-Month Delay for Specified Employees.

(i)           If Executive is a “specified employee”, then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii)          For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any Person with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) or if any of its stock is publicly traded on an established securities market or otherwise.

(d)           No Acceleration of Payments.  Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)           Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)           Taxable Reimbursements and In-Kind Benefits.

(i)           Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of Executive following the year in which the expense was incurred.

(ii)          The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive (except for any life-term or other aggregate limitation applicable to medical expenses).

(iii)         The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

11.         GENERAL.

(a)           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To Employer:

Epoch Holding Corporation
640 Fifth Avenue
18th Floor
New York, New York 10019
Attn: Chairman, Compensation Committee

Notices to Executive shall be given at the location set forth in Employer’s records, or to such other address or to the attention of such other Person as the recipient party may have specified by prior written notice to the sending party.

(b)           Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 11(b), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)           Entire Agreement.  This document, together with its attached exhibit, and the Stockholders Agreement constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous agreements or understandings by or between the parties, whether written or oral.

(d)           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)           Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third Person any rights or remedies under or by reason of this Agreement.

(f)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. Except as provided under Section 11(k) hereto, all disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(g)           Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 6 hereof and Exhibit A hereto) shall survive the termination or expiration of this Agreement.

(h)           Waiver.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation, and the failure by either party hereto to exercise any right or remedy which it may possess hereunder shall not operate or be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)            Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)            Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)           Arbitration.  Except as necessary for Employer, its Subsidiaries, Affiliates, and their respective successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available, including as provided and limited in Section 11(l) hereof), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of Employer or any Affiliate, the termination of such services or any other dispute by and between the parties or their Subsidiaries, Affiliates, and their respective successors or assigns, shall be submitted to binding arbitration in New York, New York, before JAMS, pursuant to the JAMS Employment Arbitration Rules & Procedures (the “Rules”), including the internal appeal process provided for in Rule 32 of the Rules, and before a single arbitrator to be mutually agreed upon by the parties. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of arbitration under this Section 11(k), and its Commercial Arbitration Rules (and not National Rules for the Resolution of Employment Disputes) shall be used. The parties further agree that each party shall pay its own costs, arbitration expenses and attorneys’ fees, unless the arbitrator (or appeal panel) determines it is just and proper under the circumstances to award costs, arbitration expenses and/or attorneys’ fees to either party and provided, further, that if either party prevails on a statutory claim, which affords the prevailing party an award of costs and attorneys’ fees, then the arbitrator may award reasonable costs and attorneys’ fees to the prevailing party, consistent with applicable law. The arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law. The arbitrator shall have no jurisdiction or authority to issue any award contrary to or inconsistent with this Agreement or applicable law. Judgment in a court of competent jurisdiction may be had on the decision and award of the arbitrator (or the appeal panel). For this purpose, the parties agree to submit to the jurisdiction of the state courts located in the Borough of Manhattan, New York and the U.S. District Courts for the Southern District of New York. Subject to Section 11(l) hereof, this arbitration obligation extends to any and all claims that may arise by and between the parties or their Subsidiaries, Affiliates and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(l)            Third Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

(m)          Certain Expenses.  Employer shall reimburse Executive for its reasonable and documented legal fees and expenses incurred in connection with the preparation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

EPOCH HOLDING CORPORATION

By:	/s/ Timothy T. Taussig
Name: Timothy T. Taussig
Title: Chief Operating Officer

Accepted and Agreed to:

/s/ William W. Priest
William W. Priest

[Signature Page for EPOCH Holding Corporation/William W. Priest Employment Agreement]

Exhibit A

Restrictive Covenants

Covenant Not to Compete. Executive acknowledges that (i) Executive will be a key employee of Employer, (ii) Executive will receive payments pursuant to Section 3 of this Agreement, (iii) Executive has and will continue to have knowledge, information and other know-how regarding Employer’s business as a key employee thereof, and (iv) Executive has and will continue to develop relationships and contacts with Employer’s clients and investors as a key employee of Employer, and that all of these factors would permit him to compete with Employer. Executive further acknowledges that the covenants set forth in this Exhibit A constitute a material inducement to Employer to employ Executive pursuant to this Agreement and that Employer would not have agreed to employ Executive unless Executive had agreed to the covenants set forth in this Exhibit A. Accordingly, Executive therefore covenants and agrees as follows:

Nature of Competition. During the Non-Compete Period, Executive shall not, without the Employer’s prior written consent, directly or indirectly, for his own account, or in any capacity on behalf of any other third Person, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others to engage, in whole or in part, in any business deriving more than ten percent (10%) of its revenues or income from providing investment management services (a “Competing Business”); provided, however, that ownership of stock of a business shall not be deemed a violation of this Exhibit A if and for so long as (i) the stock of such business is publicly traded; (ii) such ownership does not exceed 5% of the aggregate outstanding equity interest of such business; and (iii) Executive does not otherwise participate in the management, operations or affairs of such business. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Executive from (i) rendering services to, acquiring an economic interest in or otherwise providing assistance to the Employer or any of its Affiliates or any pooled investment vehicle which is advised or sub-advised by the Company or any of its Affiliates; (ii) providing investment management services (whether personally or as an employee or partner of a business formed for this purpose) solely on his own behalf or on behalf of one or more of his family members, including trusts of which his family members are the principal beneficiaries and Persons established solely for the benefit of, and wholly owned by, his family members; or (iii) rendering services to, acquiring an economic interest in or otherwise providing assistance to, any immediate family member engaged in providing investment management services. Furthermore, Executive may notify the Employer of any proposed activity for the purpose of soliciting a determination as to whether such activity would violate this Exhibit A. The Employer agrees that it shall approve or disapprove Executive’s proposal within 30 days of such notice. If the Employer approves such activity for purposes of this Exhibit A, then such activity, as disclosed in Executive’s request for approval, will not constitute a violation of this Exhibit A.

Confidential Information. During the Employment Period and at all times thereafter, Executive shall hold in a fiduciary capacity for the sole benefit of Employer and its Affiliates, all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities, Company or investment performance, valuation models and methodologies, relating to the business of the Employer and its Affiliates, and their respective businesses including, without limitation, the identity of any investor or client and the fact that such Person is an investor or client of the Company: (i) obtained by Executive during Executive’s employment hereunder and (ii) not otherwise in the public domain. Executive shall not, without prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than Employer or its Affiliates or those designated by Employer or its Affiliates, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Executive will assist Employer or its Affiliates, at Employer or such Affiliates’ expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation, new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during the Employment Period, whether or not patentable and whether or not on Employer’s or its Affiliates’ time or with the use of their facilities or materials, shall be the property of Employer or such Affiliates, as applicable, and shall be promptly and fully disclosed by Executive to Employer or such Affiliates, as applicable. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer or its Affiliates) to vest title to any such Invention in Employer or its respective controlled Affiliate, as applicable, to enable such party, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Executive agrees and acknowledges that all personal and not otherwise public information about Employer and its Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Employer or its Affiliates, shall constitute Confidential Information for purposes of this Agreement. In no event shall Executive, during or after his employment hereunder, disparage Employer or its Affiliates or any of their respective officers, directors or employees.

The provisions of this Exhibit A shall not be deemed to limit any of the rights available to the respective parties under any other agreements to which they may be parties and those which arise under applicable law.